CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Commodity-Linked notes Linked to the Dow Jones-UBS Commodity IndexSM – Total Return, due February 25, 2011	9	$100,000	$900,000	$64.17

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424 (b)(2)

Registration No. 333-158663

Term Sheet No. 228

(To Prospectus dated April 20, 2009, Series L Prospectus

Supplement dated April 21, 2009, and Product Supplement

CLN-2 dated December 29, 2009)

January 5, 2010

Commodity-Linked Notes Linked to the Dow Jones-UBS Commodity IndexSM – Total Return, due

February 25, 2011

Issuer:	Bank of America Corporation

Pricing Date:	January 5, 2010

Issue Date:	January 12, 2010

Stated Maturity Date:	February 25, 2011

Aggregate Principal Amount:	USD 900,000

Underlying Index:	The Dow Jones-UBS Commodity IndexSM – Total Return

Starting Value:	285.1512

Ending Value:	The closing level of the Underlying Index on the Valuation Date. If it is determined that the scheduled Valuation Date is not a business day, or if a Market Disruption Event occurs on the scheduled Valuation Date, the Ending Value will be determined as more fully described in product supplement CLN-2.

Leverage Factor:	3

Investor Fee:	The greater of (a) the fixed percentage of 0.37% and (b) a percentage equal to 0.45% per annum, as described in product supplement CLN-2 under “Description of the Notes—Payment at Maturity.”

Treasury Rate Charge:	Applicable

Interest Rate Basis:	LIBOR

Designated Maturity:	One Month

Interest Reset Dates:	The 25th of each calendar month, commencing on February 25, 2010.

Spread:	Plus 0 basis points

Initial Optional Redemption Date:	January 12, 2010

Upper Mandatory Redemption Trigger Level:	Not Applicable

Lower Mandatory Redemption Trigger Level:	85% of the Starting Value

NPV Factor:	Not Applicable

Bear Note:	No

Calculation Agent:	Merrill Lynch Commodities, Inc.

Listing:	No listing on any securities exchange.

CUSIP:	06048WAP5

	Per Note	Total

Public Offering Price(1)	$100,000	$900,000

Underwriting Discount	$0.00	$0.00

Proceeds, before expenses, to Bank of America Corporation	$100,000	$900,000

(1) Plus accrued interest from January 12, 2010, if settlement occurs after that date.

Our Notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. The Notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page S-8 of the product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this tem sheet, the product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account. We will deliver the Notes in book-entry form only through The Depository Trust Company on or about January 12, 2010 against payment in immediately available funds.

Merrill Lynch & Co.

Selling Agent

THE UNDERLYING INDEX

See “The Underlying Indices—Dow Jones-UBS Commodity IndexSM” beginning on page S-31 of product supplement CLN-2 for information about the Underlying Index.

Historical Information

The following graph sets forth the monthly historical performance of the Underlying Index in the period from January 2004 through December 2009. This historical data on the Underlying Index is not necessarily indicative of the future performance of the Underlying Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Underlying Index during any period set forth below is not an indication that the level of the Underlying Index is more or less likely to increase or decrease at any time over the term of the Notes. On the pricing date, the closing level of the Underlying Index was 285.1512.

PS-2